Exhibit 10.29

November 28, 2022

Nick Jones

Dear Nick,

It is my pleasure to invite you to join the team at Kohl's, Inc. ("Kohl's"). We're a company driven by passion, innovation and a focus on quality - the same characteristics we look for in our associates. We believe you reflect these values and we feel confident you'll find rewarding opportunities with us. This offer is contingent upon your ability to obtain employment authorization as outlined in the Miscellaneous section below.

Position: You are being offered the position of Chief Merchandising & Digital Officer, reporting to the Chief Executive Officer.

Start Date: Your first day with the company will be determined after: (i) your acceptance of this offer; and (ii) after you have obtained the necessary authorization to work in the U.S. upon which a start date will be defined.

Salary: Your annualized salary will be $900,000 USD. You will be paid on the 15th and 30th of each month. We will review your job performance and base compensation in accordance with our annual review process which typically occurs in the first quarter of each fiscal year. Your next review date will be the first quarter of 2024 given current timing and expected start date in early 2023.

Signing Incentive: Subject to the terms and conditions of the Signing Incentive Agreement, which is attached hereto and incorporated herein, you will receive a gross cash signing incentive of $750,000 USD (the “Signing Incentive”) less applicable deductions and withholdings. This Signing Incentive will be paid to you within fifteen (15) days of your start date.

Annual Incentive Program: Based on your position as Chief Merchandising & Digital Officer, you will be eligible to participate in accordance with the Kohl's Annual Incentive Program with a target of 140% of your base salary. This will provide an annual cash compensation opportunity equal to 0% to 150% of your target, with the actual amount earned based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year. For the 2023 plan year only, Kohl’s guarantees that the minimum amount of your Annual Incentive Plan award will not be less than 50% of your target. Award amounts in subsequent years are contingent on Kohl’s performance and cannot be guaranteed.

Equity Awards: You will become eligible to participate in the Long Term Incentive Plan (LTIP) with an annual target of $2,000,000. Your first grant is expected to be made in conjunction with our next annual grant process in March of 2023 consisting of 60% Performance Share Units (PSUs) and 40% Restricted Share Units (RSUs) as detailed below:

1.
2023-2025 PSU Award: You will receive a 2023-2025 PSU Award valued at $1,200,000 USD. The number of PSUs awarded will be based upon the closing share price on the grant date, valued in accordance with Kohl’s standard Monte Carlo valuation methodology. The PSUs will cliff-vest following fiscal year 2025, with the actual value earned equal to 0% to 200% of the target value on the grant date. The actual value will be determined based upon Kohl’s cumulative performance in 2023, 2024 and 2025 relative to specific objectives and targets that will be established by Kohl’s Board of Directors’ Compensation Committee at the beginning of the 3-year period. The value of the PSUs may also be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over the 3-year period.

2.
RSU Award: You will receive a 2023 RSU grant valued at $800,000. These RSUs will vest in four equal installments on the first through fourth anniversaries of the grant date. The number of RSUs awarded will be determined based on the closing share price on the grant date.

Executive Compensation Agreement: On your start date, you and Kohl’s will enter into an Executive Compensation Agreement which provides for separation benefits upon certain involuntary terminations.

Automobile Program: You have the option to either receive an annualized automobile allowance of $18,000 USD, paid bi-monthly, or to lease a company automobile of your choosing.

Benefits: Kohl's offers a competitive benefits package. These benefits are designed to promote health, financial success, and a positive balance in your work and personal life. Detailed information on all of our benefit programs will be mailed to your home. In addition, you will also be able to access the information and enrollment services website at myHR.kohls.com on the Monday after your start date.

Medical, dental, and vision coverage starts upon your hire date if after January 1, 2023. You have 45 days from your hire date to enroll in benefits. If you do not have your packet within 3 weeks of your hire date, or if you have questions, please contact the Kohl's Benefits Center.

Executive Medical Plan: In addition to Kohl’s standard medical plans, you will become eligible for the Kohl’s Executive Medical Supplement Program. The Executive Medical Supplement Program provides up to an additional $50,000 USD annually to reimburse out of pocket expenses for customary medical and dental services as well as co-payments and deductibles. Eligible expenses must be authorized by your physician and be medically necessary for the treatment of illness or injury.

Kohl's, Inc. 401(k) Savings Plan: Immediately upon your date of hire you can begin contributions to the 401(k) savings plan, up to the annual IRS contribution limits. You may elect to save using pre-tax and/ or Roth contributions. After one year of service you will be eligible to receive a 100% match on your personal savings, up to 5% of your pay.

Non-Qualified Deferred Compensation Plan: This plan provides an additional pre-tax savings opportunity above the IRS limits on your 401(k) Plan. Each year, you may elect to contribute a portion of your base salary and/or bonus into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you. You may use the plan to build additional wealth toward retirement or schedule withdrawals while still employed to meet other savings goals.

Financial and Tax Advisory Services: Kohl's will reimburse you for certain tax advisory and preparation expenses with no fixed limit and up to $10,000 USD in financial advisory services, annually.

Personal Time Off: As an associate of Kohl's, you will become eligible for Personal Time Off (PTO) on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO; however, your first year of employment will be prorated based on your hire date.

Associate Discount: You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

COBRA Reimbursement: COBRA benefits upon hire, should not be needed if hired after January 1, 2023. If hired prior to that date, Kohl's health benefits are available to all newly hired full-time Executives on the first of the month following 60 days of employment. You may continue your prior medical coverage under the COBRA law. You are eligible for full COBRA/ medical premium assistance per month until you are eligible to enroll in Kohl’s health insurance benefits.

Please provide the following documentation via email.

•
Copy of the letter that identifies your monthly premium for either COBRA or short term insurance coverage.
•
Copy of proof of payment for each month of coverage (i.e. cancelled check, receipt, bank statement).

The Relocation department will confirm receipt of your documentation via email and your reimbursement will be deposited on your next one to two paychecks after receipt. If you have any questions, please contact the Relocation Department.

Relocation: Details of the relocation package are outlined in the Kohl’s International Relocation Benefits Guide which will be provided to you. As a summary, the Kohl’s package includes the following, at Kohl’s discretion:

•
Miscellaneous relocation allowance of $10,000 USD (grossed up).

•
Kohl’s provided Home finding/Preview Trip for you and/or your family.

•
Direct billed/reimbursement of temporary living and/or host housing.

•
International transport/storage of your household goods (One air shipment and one sea shipment or furniture allowance in lieu of sea shipment).

•
Spousal Assistance up to $2,500 USD in support services (employment search, training, continuing education).

•
Final Move travel for you/and or your family.

•
Reimbursement for property management services up to $500 USD per month for up to twelve (12) months if home is vacant in home country.

•
Tax Assistance/Gross up of eligible taxable relocation expenses.

•
Tax Equalization of Kohl's related income for the tax year(s) with taxable relocation expenses.

Upon acceptance, a Kohl’s relocation representative will be contacting you to initiate the process.

Miscellaneous:

•
Authorization to Work: This offer and any subsequent extension of employment is contingent upon your ability to obtain employment authorization from the U.S. Department of Homeland Security (DHS) and upon your ability to provide proof of your identity and eligibility to work in the United States by completing Form I-9.

•
Visa Sponsorship: Because you have advised us that you will require an employer-sponsored visa to work in the United States, Kohl’s agrees to petition and sponsor a work visa on your behalf and utilize reasonable efforts to seek the approval of U.S. work authorization. This offer is further contingent upon Kohl’s ability to obtain DHS approval of work authorization on your behalf in a reasonable time following your acceptance of this offer. Kohl’s shall utilize reasonable efforts to file one U.S. O-1 category visa application on your behalf. You acknowledge that such applications and petitions are subject to the review, approval, and sole discretion of U.S. Governmental agencies, and acknowledge that Kohl’s is not the guarantor of the success of a work visa application, application for permanent residence, nor any other immigration benefit.

•
Reimbursement of Certain Payments Upon Termination of Employment: If you voluntarily end your employment or are terminated for cause within the first twelve (12) months from the date you sign the Executive Relocation Agreement, you will be responsible for repayment of all relocation-related expenses previously reimbursed to you or paid by the Company on your behalf. If you voluntarily end your employment or are terminated for cause between the thirteenth and twenty-fourth month from the date you sign the Executive Relocation Agreement, you will be responsible for repayment of 50% of all relocation-related expenses previously reimbursed to you or paid on your behalf by the Company. If you voluntarily end your employment with Kohl’s or are terminated for cause within the first twenty four (24) months of your hire date, you will be required to repay the Signing Incentive on a pro-rata basis by one twenty-fourth (1/24th) for each full month remaining in the 24 month period. Kohl’s may deduct these amounts from any final compensation owed to you.

•
Conditions: Kohl's is offering you this position with the understanding that you have no contractual obligation to any employer that would prohibit or restrict your ability to perform your duties for Kohl's. If an employment agreement or contract of any type exists that prohibits or restricts in any manner, your ability to perform work for Kohl's, you must provide a written verification that is satisfactory to Kohl’s that releases you from any such obligation. Kohl's will acknowledge receipt of the satisfactory document in writing. Until Kohl's notifies you in writing of the receipt of a satisfactory releasing document, you shall have no employment rights hereunder. It should also be understood by you that Kohl's has no interest in obtaining any proprietary or confidential information from your former employer. You should not bring any such information (in written or electronic form) to Kohl's and Kohl's will not accept such information from you for its use. If you have any questions with respect to what may constitute "trade secrets" or otherwise proprietary or confidential information, I urge you to contact your employer's legal department or an attorney of your choosing for clarification. This offer is also contingent upon passing criminal history background and reference checks.

This covers the key aspects of our employment offer to you. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will govern. The company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time. Please note that this letter serves as a non-binding confirmation of an employment offer and is neither intended nor implied as a contract of employment. The terms of this offer, and your acceptance, shall not be binding upon either party until the above referenced Executive Compensation Agreement is signed by you and an authorized Kohl’s representative and all other terms and conditions outlined herein have been satisfied.

Nick, it is our pleasure to welcome you to Kohl's. We look forward to working with you in supporting the success and growth of our company.

It is my pleasure to offer you this opportunity. On behalf of the entire Operating Committee, we look forward to working with you in supporting the growth and success of our Company.

Sincerely,

/s/ Tom Kingsbury

Tom Kingsbury

CEO, Kohl’s Corporation

Attachment – Signing Incentive Agreement

Please date, sign and return a copy of this offer letter and the Signing Incentive Agreement to Kohl’s Corporate Human Resources.

I accept the terms of this offer letter.

Dated this 29 (day) of 11 (month), 2022 (year).

X_/s/ Nick Jones_____________________________________________________________

FIRST LAST

KOHL'S SIGNING INCENTIVE AGREEMENT

AGREEMENT made this _November 29_, 2022 between Nick Jones ("Future Executive") and Kohl's, Inc. ("Company"), the Future Executive hereby agrees to reimburse the Company for the pro-rata value of the Signing Incentive in the event the Future Executive voluntarily severs his/her employment with the Company or is terminated for cause at any time within the first 24 months of his/her Start Date. The pro-rata value will be calculated at a rate of $31,250 USD for each full month remaining between the last day the Future Executive is employed by the Company and the last day in the 24-month period following the Future Executive’s Start Date.

In the event the Future Executive is required to reimburse the Company, pursuant to this Agreement, the Future Executive will reimburse the Company for all payments in a lump sum on the last day of his/her employment with the Company. The Future Executive agrees Company may deduct amounts due the Company pursuant to this Agreement from wages owed by Company to the Future Executive.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. Any proceeding brought to enforce a party's rights hereunder shall be brought exclusively in the courts of the State of Wisconsin, Waukesha County, and Executive expressly waives any claim that Waukesha County is an inconvenient Forum.

Nothing contained herein shall limit Company's rights to terminate the Future Executive's employment at any time, for any reason.

Signature: _/s/ Nick Jones________________________

Nick Jones

Please sign and return a copy of this agreement to Matt Carpenter, VP Compensation and Analytics via email.